Exhibit 14
                                                                ----------

                          COMMONWEALTH INDUSTRIES, INC.

                                 CODE OF CONDUCT

I.       Introduction

The Board of Directors of Commonwealth Industries has approved the following policy statements and directives for the guidance of all officers and employees of Commonwealth Industries and its subsidiaries (the "Company" or "Commonwealth") to be used in conducting the business affairs of the Company. It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

II.      Business Ethics and Compliance

Commonwealth is committed to operating in obedience to law and in conformity with high standards of business conduct. The Company has earned a reputation for ethical behavior, which is one of its greatest assets. It sustains customer loyalty, vendor relationships, employee satisfaction and shareholder support.

The Company requires candor, honesty and cooperation from individuals in the performance of their responsibilities and in communication with our attorneys and auditors. It is essential that the highest standards of conduct be observed in all contacts made by Company employees and each employee should endeavor to deal fairly with the Company's customers, shareholders, service providers, suppliers, competitors, governmental officers, and fellow employees. We do not seek competitive advantages through illegal or unethical business practices. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Employees are expected to become familiar with and comply with this Code of Conduct and other codes, policy statements and directives promulgated by the Company. All employees are responsible to ensure that their behavior and activity is consistent with this Code of Conduct as well as Company policies and procedures, and applicable federal, state and local laws and regulations. The Company expects employees to conform to standards of behavior, which will ensure a positive and productive working environment. All employees should also protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only.

III. Administration of this Code of Conduct

The commitment to ensure compliance with this Code of Conduct extends to all matters, including decisions relating to trade, investment, subcontracting, supplying, business development, and in all other business activities. The Company's approach to implementing this Code of Conduct will be active, open and ethically sound. There are no easy answers to many ethical issues that Company may face in daily business activities. When an employee is faced with a tough ethical decision or whenever they have any doubts as to the right thing to do, or if an employee needs assistance in understanding or interpreting the Code of Conduct, they should talk to someone else such as their supervisor, another manager, or the Legal Division. Failure to abide by this Code of Conduct may lead to disciplinary action and may, in the Company's discretion, result in termination. In the event that an employee is covered by the terms of a collective bargaining agreement, discipline shall be in accordance with the provisions of the collective bargaining agreement.

Employees should obtain sufficient knowledge about the laws, regulations and policies that apply to their duties to enable them to recognize when they need to seek help from their manager or others to identify possible violations. Employees should be sure to read the corporate policies outlined in this Code of Conduct and all supporting policies and procedures affecting their role. These policies are available to all employees via the Intranet and also at each facility or site location. Employees must also comply with all other applicable corporate, divisional or site policies, guidelines and procedures that may be adopted from time to time.

To encourage employees to report any violations or concerns about misconduct, the Company will not allow retaliation for reports made in good faith.

Compliance Program

Commonwealth has established and will maintain a Compliance Program to ensure compliance with the law and with these and all other policies, procedures and standards the Company may adopt. The program includes, among other things, (a) this Code of Conduct, (b) other codes, policies, guidelines and procedures as may promulgated by the Company from time to time, (c) training and on-line intranet educational programs, (d) educational programs and processes for the assessment of the effectiveness of internal controls, (e) processes for quarterly and annual and quarterly Chief Executive Officer and Chief Financial Officer certifications, (f) annual certifications of compliance completed by key personnel, (g) an annual audit, and (h) the establishment of a Compliance Program Direct Line.

The Company has designated a Compliance Action Team, comprised of management from key corporate departments and operational divisions to oversee the approval process for Company policies, guidelines and procedures.

The Company has established a confidential anonymous 24-hour toll-free Compliance Program Direct Line to provide a system of reporting and access when an employee wishes to report a suspected violation, raise concerns about misconduct, or to seek counseling:

Direct Line:               866.912.4357 (toll-free)
Or Write to:               Commonwealth Industries, Inc.
                           Compliance Program Administrator
                           500 West Jefferson Street
                           PNC Building, 19th Floor
                           Louisville, Kentucky 40202
Or email to:               Informationline.compliance@cacky.com

Employees are expected to report any observation of actions that are in conflict with the Code of Conduct to their manager, their site human resources representative, the Legal Division, or to the Compliance Program Direct Line. Every report will be investigated and action taken as warranted. The Compliance Program Administrator (part of Legal Division) shall keep a record of all inquiries, complaints or reports received regarding compliance with this Code of Conduct or other Company policies and procedures (including, but not limited to, complaints received regarding accounting, internal accounting controls, or auditing matters), and the resolution thereof. A report on the effectiveness of the Compliance Program and the Direct Line shall be made to the Commonwealth Board of Director's Audit Committee on an annual basis.

The Code of Conduct may be accessed on the Company's Intranet site http://ciinet/. Copies of the Code of Conduct may be obtained by sending a request to Compliance Program Administrator at 502.588.3937 or calling the Direct Line. A wallet card with the Compliance Program Direct Line and other program information will be provided to all employees.

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How to handle a concern, report a suspected violation or to seek counseling

FIRST:

Define your concern by answering the following questions:
o        Who or what is the concern?
o        When did the concern surface?
o        Where did it happen?

NEXT:

Raise the concern or report the suspected violation locally and/or to Commonwealth's Corporate Office:

Locally, talk about the concern or suspected violation with whomever you feel most comfortable:

o        Your supervisor or manager, or
o        The next level of management, or
o        The site human resources representative, and/or

Commonwealth Corporate Office:

o Call the confidential anonymous Compliance Program Direct Line at 866.912.4357, or o Call the Commonwealth Corporate Legal Division, or o Write to the Corporate Compliance Office at:

                           500 West Jefferson Street,
                           PNC Plaza, 19th Floor
                           Louisville, Kentucky 40202

Commonwealth employees at all levels are prohibited from taking retribution against anyone (for example, discharging, demoting, suspending, threatening, or harassing an employee) for reporting or supplying information about an ethical business concern. If you feel this has happened to you tell someone in management, write the Corporate Compliance Program Administrator or call the Corporate Compliance Program Direct Line at 866.912.4357. This call is toll-free and is available 24 hours a day. You may call anonymously and no reprisal will be taken against any reporting person utilizing this confidential service.

IV.      Accounts, Accounting Controls and Reporting

As a public company, the Company is required by law to:

o keep books, records and accounts which accurately and fairly reflect the transactions and dispositions of the assets of the Company; and

o maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are properly authorized and recorded, access to assets is permitted only as authorized and recorded assets are compared with existing assets at reasonable intervals.

No secret or unrecorded fund or assets may be created or maintained for any purpose, and false, fictitious or misleading entries regarding any transaction or asset is prohibited.

The Company is required to disclose, on a timely basis, information required to present fully, fairly and accurately its financial position and results of operation. All such reports must contain understandable disclosure which is fair, complete and accurate. Improper concealment, alteration or withholding of information from authorized auditors or regulatory agencies is prohibited.

It is unlawful for any officer or director of the Company, or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering such financial statements materially misleading.

In this respect, the following guidelines must be followed:

o No undisclosed, unrecorded, or "offbook" funds or assets should be established for any purpose.

o No false or fictitious invoices should be paid or created.

o No false or artificial entries should be made or misleading reports issued.

o Assets and liabilities of the company shall be recognized and stated in accordance with the company's standard practices and GAAP.

If an employee believes that the company's books and records are not being maintained in accordance with these requirements, the employee should report the matter directly to their supervisor or confidentially to the Compliance Program Direct Line.

V.       Antitrust Laws and Compliance

It is the policy of the Company to comply fully and strictly with the antitrust laws. Compliance is of great importance to the Company and to the individuals concerned. The consequences of non-compliance, which can and often do involve huge fines, jail sentences, treble damages and other very onerous sanctions, can be devastating. Even the costs of a successful defense against claimed violations are enormous.

This Policy is intended to be a practical guide to antitrust compliance during the course of the Company's normal business activities.

These guidelines are not intended, however, to enable or encourage employees to act as their own lawyers. Rather, they are intended to help them:

o recognize issues and situations that might have antitrust implications and as to which they should consult with their manager or the Secretary of the Company; and

o avoid actions that might give the appearance of non-compliance with this Policy and the antitrust laws, or the appearance of questionable activity by them or the Company.

While corporate officers bear primary responsibility in this area, all employees are responsible for Company and individual compliance.

Any person who is aware of a possible violation should notify his or her manager or the Secretary of the Company immediately and directly (without the necessity of following normal reporting channels) and legal counsel will be consulted as each situation warrants.

Employees who have any questions regarding the contents of this Policy should contact their manager or the Secretary of the Company.

The purpose of the antitrust laws is to ensure free and open competition among market participants. This is regarded as essential to the proper functioning of a market-based economic system.

The antitrust laws of principal concern are the U.S. Sherman, Clayton, Federal Trade Commission and Robinson-Patman Acts. However, most of the States, the European Union and many foreign nations also have similar antitrust or competition laws. In most cases, the conduct of the Company's current business in compliance with the U.S. antitrust laws will result in compliance with these other laws as well.

The U.S. antitrust laws apply not only to domestic business, but also to exports and imports and to acts taken in foreign countries that affect U.S. trade or commerce.

Certain business arrangements or agreements with one or more competitors or other third parties are treated under the antitrust laws as illegal per se (a Latin term meaning in or of itself, or intrinsically). Such arrangements are so inherently anti-competitive and so rarely beneficial that a precise analysis of their effects is deemed unnecessary. Restraints of trade that are per se illegal include price fixing, bid rigging, territorial market divisions and customer allocation agreements.

Acts and practices that are not per se illegal but that may be subject to challenge as being anti-competitive are unlawful only if they impose unreasonable restraints upon competition. In these cases, courts and regulators examine those acts and practices under the so-called "rule of reason", considering the effects on competition, any non-anti-competitive justification for the act or practice and the availability of less anti-competitive alternatives.

Some business conduct that would be lawful if carried out independently nevertheless violates the antitrust laws if carried out jointly by agreement or understanding with others. Examples of such conduct include refusals to deal with suppliers or customers, publication of price lists, entry into or withdrawal from markets and limitations on production.

It is irrelevant whether an offending agreement or understanding is formal or informal, written or oral, made directly or through an intermediary or concluded by a nod, wink, silence or other indication of acquiescence.

Parallel business behavior, such as uniform raising and lowering of prices, does not alone establish an agreement. However, such behavior can be evidence from which the existence of an agreement is inferred. An example would be institution of a uniform price change closely following an industry trade association meeting.

Specific Prohibited or Risky Conduct

Relationships with Competitors

Price Fixing. Any agreement or understanding between competitors, express or implied, direct or indirect, to raise, reduce or stabilize prices is per se unlawful.

The word "price" encompasses all the terms of sale, including credit terms, rebates, allowances or discounts.

An illegal agreement or understanding may be inferred from the fact that a common price movement or stabilization followed communication between competitors. Employees should avoid any contact or communication with competitors that would permit an inference that any similarity in price behavior is due to prior agreements or understandings. If a competitor seeks to discuss with an employee prices or any of the other competitively sensitive subjects identified in this Policy, the employee must immediately terminate the conversation, inform the other person that such discussions are against the Company's policy and promptly report the incident to his or her manager.

Price lists, prices, pricing or discounting practices or information concerning factors affecting prices must not be exchanged with competitors, either directly or through a third party. The source of price lists and other competitive price information obtained from customers, suppliers, brokers or trade publications should be clearly identified on the face of any document reflecting or reporting competitor pricing information.

Bid Rigging. Agreements or understandings with competitors regarding bids for business, including comparison of bids or agreements to refrain from bidding, are illegal per se.

Restrictions on Production. It is generally unlawful for competitors to agree upon limitations involving production or supply of goods. Decisions to increase or decrease production levels or to stock inventory must be made independently by the Company consistent with its commercial interest and without consultation with competitors.

Production rates, costs, work in progress, inventories, order backlogs or cancellations and future plans should not be exchanged or discussed with competitors.

Divisions of Markets or Customers. It is a per se violation of the antitrust laws for competitors or potential competitors to agree upon a division of markets, either by geographical area, by customer or by product. Allocations by mutual withdrawals from business or by prorating market shares are equally unlawful.

Employees must not discuss with a competitor or potential competitor any matter relating to whether or to what extent the Company will compete in a particular geographic or product market. Customers should not be discussed with competitors in order to avoid the appearance of an understanding not to compete for their business.

Trade Association Meetings. Trade association meetings when properly controlled with a formal agenda and with an attorney present are a legal forum for the discussion of legitimate common business interests. However, such meetings expose each participant to an inference of collusion if several take similar action afterwards, particularly on price or production.

Discussion of depressed prices, excess production or inventories, decreased or increased profits or loss, other than in terms of general overall supply, demand, production, consumption and industry-wide economics, should not take place, either formally or informally. "Off-the record" meetings with competitors in hospitality suites and hotel rooms or otherwise outside the formal agenda are particularly dangerous and generally should be avoided.

If during the course of any meeting the conversation turns to a prohibited topic, the employee is instructed to announce that participation in this exchange is against corporate policy and that he or she will not be a party to any further discussion. If the discussion continues, the employee is instructed to announce that he or she is leaving and to leave the room, if possible in a manner which makes the withdrawal obvious and likely to be remembered. The employee is instructed to notify the appropriate MRU manager of the possible illegal activity.

Relationships with Customers and Suppliers

Refusals to Deal. The Company is free to choose its customers or suppliers as it pleases, so long as it acts independently. This includes the right to limit the sale of certain products to certain customers or distribution channels. However, the Company may not agree with any of its competitors or customers to refuse or cease to do business with a third party.

As a precaution, decisions to terminate distributors and other customers should be cleared in advance with legal counsel.

Exclusive Dealing Agreements. Agreements requiring customers to buy only from the Company are prohibited by the antitrust laws if they foreclose competitive suppliers from a substantial part of a market. Exclusive arrangements with buyers should not be imposed or accepted without advice of legal counsel.

Resale and Use Restrictions. The Company may freely establish the price at which it sells products to distributors and other customers, but may only recommend resale prices to distributors or others who purchase Company products for inventory and resale. It is a per se violation of antitrust law to impose resale prices by contract or to otherwise agree on, or to attempt to enforce, such prices.

Price Discrimination. The Robinson-Patman Act makes it illegal for a seller to discriminate in prices charged for commodities of like grade and quality to buyers where the effect is to substantially lessen competition between (a) the seller and other suppliers, (b) two buyers who compete with one another or (c) competing customers of the buyers. The Act also prohibits indirect price discrimination, such as better terms of credit or delivery, rebates or allowances given to some competing buyers and not others.

As a general rule, under the Act, sellers may charge different prices in three circumstances. The party charging the discriminatory price bears the burden of proving that one of these defenses is applicable and satisfied as to each discriminatory price.

a) Cost justification. Price discrimination may be justified on the basis of savings to the seller in production costs, handling, order service or delivery from selling to a particular buyer, provided that the seller can prove the amounts saved. Volume discounts, for example, should not be granted unless a determination of cost savings has been made.

b) Meeting competition. Price reductions to some buyers are allowed if the seller believes in good faith that a lower competitive price has been offered and must be met to obtain the sale. This defense allows a change in price only to meet competition, not to beat it. While it is important to document the basis for believing a lower price has been offered, which may be a competitor's quotation reported by the customer or other customers, competitors must never be contacted for price verification. It is unlawful for a buyer to induce or receive a discriminatory price reduction from a seller by claiming falsely to have received a lower competitive offer.

c) Changed market conditions. Changed conditions affecting the market for a product permit the seller to charge different prices to competing buyers. Price changes may reflect changes in aluminum metal prices, seasonal fluctuations, volatility of market prices, supply and demand and occurrence of unusual events.

The Robinson-Patman area is one in which prior consultation with legal counsel can be helpful in avoiding potential risks and in finding ways of accomplishing the sales objective that are consistent with the law.

Tying Arrangements. A seller may not lawfully use a strong market position in one product (the tying product) as leverage to force or induce a customer to purchase another product of the seller (the tied product).

Reciprocal Arrangements. Reciprocal business arrangements may be unlawful as involving unacceptable restraints of trade. No goods or services should be purchased by the Company on the condition or understanding that the supplier will make purchases from the Company. Similarly, no sales are to be made by the Company on the condition or understanding that the Company will make purchases from the customer.

Mergers and Acquisitions

Mergers and acquisitions involving the Company are subject to the antitrust laws, including the premerger notification requirements of the U.S. Hart-Scott-Rodino Act. Any such proposed activity should be reviewed with legal counsel.

General Antitrust Compliance

Because antitrust violations may be and usually are established by inferences and implications from written documents and reports of oral communications, it is important to keep antitrust principles in mind when making business statements and preparing written material. Personal notes, diaries, calendars, e-mail messages and tapes concerning Company business are discoverable in legal proceedings.

Every statement, letter, memorandum or report dealing with competitors or competition should be made or prepared on the assumption it will one day be examined with suspicion and hostility by government enforcement authorities or private litigants. Careless language can result in an inference of wrongful motive or conduct, regardless of the true state of the facts.

Employees should avoid careless use of terms and phrases that suggest a competitor or the competition will "go along", "follow", be "parallel" or "aligned"; that there is "an industry consensus"; that production or prices should be 'normalized," "rationalized,", "stabilized" or "disciplined"; or that a plan or course of action will result in "domination" or "control" of a market or in the acquisition, maintenance or increase of a large share of any market.

Suspicious practices, such as code messages, use of home addresses, fictitious names, instructions to destroy documents and the like are, of course, unnecessary if antitrust laws are complied with, and they are prohibited.

The Company is committed to compliance by its employees with the antitrust laws and this Policy and to cooperating appropriately with any governmental antitrust investigations involving the Company. The Company must be notified immediately if any employee is contacted by anyone investigating Company conduct under the antitrust laws, whether on behalf of the government or a private party. Employees must not answer questions or provide documents until after consulting with the Secretary of the Company. Any person making such an inquiry should be referred to the Secretary of the Company.

The Company will not tolerate any conduct that is contrary to the antitrust laws or this Policy. Penalties for violations of this Policy include termination of employment, demotion, reduction in pay or other actions the Company deems appropriate. The Company will not accept as an excuse for conduct that violates the antitrust laws or this Policy that the employee thought his or her improper actions were in the best interest of the Company. The willful withholding or concealment of information concerning a violation, or possible violation, of this Policy will result in disciplinary sanctions or dismissal.

VI.      Confidential and Proprietary Information

Confidential Information

The Company's technology, business transactions and relationships, financial data, projections and plans, among other things, constitute confidential or proprietary information. Employees, unless authorized to do so, may not disclose any confidential or proprietary information to others within the Company who do not need to know the information to perform their jobs or to anyone outside the Company. They also may not use such information for their personal or private benefit, or for the benefit of anyone else, during or after their employment with the Company.

Special Protection for Confidential Documents

As an aid to the protection of confidential material, every document or other writing that contains proprietary or other confidential information should be maintained within the area of the Company to which it relates and should be labeled CONFIDENTIAL.

The originator of the document or other writing should determine whether it contains proprietary or other confidential information and, if so, cause the document or writing to be labeled CONFIDENTIAL.

The relevant manager should see that employees are educated as to the types of documents that should be labeled CONFIDENTIAL.

The fact that a document or other writing is not labeled CONFIDENTIAL does not necessarily mean that it is not confidential; employees should treat all Company materials as confidential unless it is clear that they contain no confidential information.

All confidential documents should be kept in a secure location within the area of the Company to which they relate.

VII.     Conflicts of Interest

Employees of the Company are expected to conduct their affairs in a manner which will avoid conflicts between their personal interests and those of the Company. Employees should not permit any influence, interest, or relationship to arise or continue that may conflict, or even appears to conflict or interfere, with the interests of the Company or prejudice its reputation for integrity and fair dealing. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, an employee, officer or director must never use or attempt to use his or her position with the Company to obtain any personal benefit for himself or herself, for his or her family, or for any other person, including loans or guarantees of obligations, form any person or entity, without the authorization of the Company. The Company shall not extend or maintain credit, renew an extension of credit, or to arrange for the extension of credit, either directly or indirectly, in the form of a personal loan to or for any director or officer of the Company.

In this connection:

Employees and their families are expected to refrain from having any financial interest in, loans from, or other personal business relationships with, suppliers and customers of the Company. An investment in publicly-traded securities of a supplier or customer normally would not be considered to present a conflict of interest unless it represented a material part of the individual's savings or of the capitalization of the supplier or customer.

Employees and their families also are expected to refrain from accepting gifts or entertainment from suppliers and customers. This is not intended to prohibit the exchange of social amenities or business courtesies of a reasonable nature, consistent with good taste and mature judgment.

Employees who find themselves in a situation where a conflict may arise are expected to report the circumstances to the Secretary of the Company or his or her delegate.

All officers and managers, employees responsible for or in a position to influence the Company's dealings with suppliers and customers and other employees designated by the Board of Directors or management, will be required to complete an annual conflicts of interest questionnaire. Any employee, officer or director who is aware of a conflict of interest or is concerned that a conflict might develop, is required to discuss the matter with the General Counsel promptly.

VIII.    Contracting Authority

The authority of officers and other employees to make contractual commitments for the Company is delineated in a Board of Directors delegation of authority to the President and Chief Executive Officer and others in a General Authorization to Execute Contracts and Perform Acts and in similar authorizations adopted by the Board or management and in specific Board resolutions adopted from time to time.

Only employees who are specifically authorized may commit the company to others. A "commitment" by Commonwealth includes the execution of any written agreement or any other undertaking that obligates or binds Commonwealth in any respect, whether or not it involves the payment of money. Employees must never execute a document or otherwise commit Commonwealth unless they have clear authority to do so and such document must have Legal Department approval before execution unless it is in a form previously approved by the Legal Department for such purpose or has been exempted by the Board or management from such approval.

IX.      Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance the Company's best interests when the opportunity to do so arises. Employees, officers and directors are prohibited from taking (or directing a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, employees, officers and directors are prohibited from using corporate property, information or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. The only prudent course of conduct for our employees, officers and directors is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by the General Counsel.

X.       Environmental, Health and Safety Policy

The Company is committed to the concept of sustainable development, which requires balancing the need for economic operations and growth with good stewardship in the protection of human health and the natural environment. The Company will strive to minimize any potentially adverse impacts of its operations and products on its employees, customers, the general public and the natural environment, and will seek to not only meet but, if possible, surpass the standards set by relevant legislation and regulation by diligent application of technically proven and economically feasible environmental protection measures throughout all phases of operations.

To implement this policy, the Company will endeavor to:

o assess, plan, construct and operate facilities in compliance with all applicable legislation providing for the protection of employees, the general public and the environment;

o promote policies to all employees and integrate environmental, health and safety concepts into all applicable aspects of the business;

o apply cost-effective best management practices to advance environmental protection and to minimize risks to occupational and public safety and health and the environment;

o maintain active monitoring programs to evaluate operational risks to human safety and health and the environment and apply sound risk management principles to ensure compliance with government requirements; and

o work with government and the public in the development of equitable, cost-effective and realistic laws and regulations for the enhancement of occupational safety and health and the protection of the environment.

Occupational Safety and Health

The personal safety and health of each employee of the Company is considered to be of primary importance.

It is the policy of the Company to conduct all operations safely to prevent accidents and injuries. All practical steps are to be taken to build and maintain a safe and healthy workplace.

The objective is to keep accidents to a minimum, not merely in keeping with, but surpassing, the best experience of other similar operations. The goal is zero accidents.

The Company's program includes:

o the avoidance of accidents and occupational diseases with their attendant suffering, loss of time and possible impairment of employee earning power;

o    provision of adequate mechanical and physical safeguards to the equipment;

o a continuing program of education and training of personnel in good safety and health practices;

o a continuing program of safety and health inspections and reviews to detect and eliminate unsafe practices and conditions; and

o the prompt and thorough investigation of all accidents and near accidents to determine the causes and to effect the corrective action necessary to prevent recurrences.

The health and safety of our employees and the protection of the environment in the communities in which the Company conducts business is everyone's responsibility. It requires a cooperative and collaborative effort among all our employees in order to be successful.

XI.      Fair Employment Practice and Policy

The Company is committed to fair and equitable treatment in its hiring, promotion, compensation and other personnel practices.

It is the policy of the Company to provide equal opportunity to all applicants for employment and to administer its personnel practices, including recruitment, hiring, promotions and other terms and conditions of employment, in a manner that does not discriminate on the basis of race, color, religion, national origin, disability, sex, age, marital status, sexual orientation, liability for service in the Armed Forces of the United States or any other unlawful criterion or circumstance.

It is also the Company's policy that the workplace be free of any form of harassment on the basis of any protected characteristic, including race, color, religion, national origin, disability, sex, age, marital status, sexual orientation, liability for service in the Armed Forces of the United States or any other unlawful criterion or circumstance. Behavior prohibited under this policy includes unwelcome sexual advances, request for sexual favors, and other verbal or physical conduct of a sexual nature, where there is an attempt to make submission to such conduct a term or condition of an individual's employment or where the submission to or rejection of such conduct is used as a basis for employment-related decisions or where such conduct has the purpose or effect of substantially interfering with an individual's work performance or creating an intimidating, hostile or offensive working environment.

Every employee of the Company should be treated with respect in a workplace that is free of any conduct that is offensive, hostile, intimidating or inconsistent with his or her personal dignity and rights. Any form of harassment in the workplace or behavior inconsistent with the Company's policies and practices will not be tolerated.

Any person affiliated in any way with the Company found to have acted in violation of the Company's non-discrimination and non-harassment policies may be subject to appropriate disciplinary action including reprimand, discharge or prosecution, where warranted, under appropriate state and federal laws.
Any employee who has reason to believe this policy is being violated is urged to bring the matter to the attention of her or her immediate manager, or, if the employee thinks it appropriate, anyone who is a manager to that person. If for any reason the employee thinks that the matter cannot or should not be raised through those channels, he or she should feel free to communicate with the site human resources representative or contact the Compliance Program Direct Line.

Managers who receive employee complaints or inquiries are instructed to discuss, investigate and handle all concerns raised in this manner with the utmost discretion. Retaliation against individuals who report such violations of policy, or against those who provide information in an investigation of such violations, is also a violation of policy. Commonwealth will act promptly and vigorously to take corrective action and appropriate discipline with respect to any harassment or retaliation, up to and including termination of the offending individuals.

Except where an employee is under written contract, employment is at the discretion of the employee and the Company and may be ended by either party at any time for any reason. No representations of any kind by any officer or employee and no action by the Company with respect to employee performance evaluations, promotions, compensation increases, granting of benefits or similar actions is intended to modify the at will nature of employment.

The Company's policy statements and manuals and the conditions of employment may be changed and revised at the discretion of the Company; nothing contained therein should be considered or interpreted to confer any rights, privileges or entitlements on employees or any obligations on the Company.

XII.     Insider Trading

In the course of their work employees may become aware of information that has not been made public and which, if publicly disclosed, could affect the market price of Commonwealth Common Stock and enable the possessor of the information to realize a profit or avoid a loss by trading in Commonwealth Common Stock or a security whose value is determined by the value of Commonwealth Common Stock (such as puts, calls or other derivative securities). Such information is referred to herein as "Inside Information".

It is a violation of law, with potential prison and other sanctions, for any person to purchase or sell Commonwealth Common Stock or related derivative securities, or to tip others who may purchase or sell Commonwealth Common Stock or related derivative securities, on the basis of Inside Information known to that person. Also, it is against Company policy for any individual in our Company, who may have inside or unpublished knowledge about any of our customers or any other company, to purchase or sell the securities of those companies. Any such activity may also result in disciplinary sanctions or dismissal by the Company.

Examples of Inside Information are dollar or unit sales volumes, backlogs, orders received, shipments, margins, profits, projections and business plans, but this list is only illustrative of the many kinds of possible Inside Information.

To help to avoid the possible misuse of Inside Information, the Company requires its employees to observe the following policies:

o An employee may not purchase or sell Commonwealth Common Stock or a related derivative security, and shall cause members of his or her immediate family sharing the same household not to purchase or sell Commonwealth Common Stock or a related derivative security, when that employee has Inside Information, except that an employee may exercise for cash a stock option granted by Commonwealth even though he or she has Inside Information.

o An employee may not accept the grant of a Commonwealth stock option if he or she then has Inside Information, and the Board CII Management Development and Compensation Committee may not grant Commonwealth stock options at a time when any member thereof has Inside Information.

o An employee may not reveal Inside Information to anyone other than in the regular course and scope of his or her employment and then only on a "need to know" basis. When Inside Information is communicated to another person the employee should ensure that the recipient knows that the information is Inside Information and is aware of the relevant requirements of law and these policies.

o Unless an employee has been assigned the task by the President and Chief Executive Officer, an employee shall not answer inquiries concerning Company affairs from analysts or other representatives of the financial community or representatives of news organizations or other media, but shall refer these inquiries to the President and Chief Executive Officer or his delegate.

The following additional policies apply to Company officers, managers, and finance division employees:

o Officers and managers shall ensure that all employees who report to them are aware of the requirements of law and these policies relating to Inside Information.

o An officer or manager may acquire Commonwealth Common Stock for investment but may not trade in Commonwealth Common Stock for short-term profit or purchase or sell derivative securities related to Commonwealth Common Stock.

o An officer or manager may not recommend or express any opinion as to the desirability of purchasing, holding or selling Commonwealth Common Stock or a related derivative security.

All Company officers, managers and finance division employees must pre-clear any transaction in Commonwealth Company Stock. This means that a document clearing the transaction must be received from the Legal Division prior to the employee initiating the proposed transaction in Commonwealth Company Stock. In order to obtain a pre-clearance, a request should be sent to the Corporate Governance Manager (via email or memorandum) including the type of transaction, proposed date, Common Stock ownership information, broker (if any), and quantity of Common Stock. A written response will be provided for all requests. Information regarding the completed transaction must be communicated by the employee to the Corporate Governance Manager within one (1) business day (including, but not limited to, the transaction date, quantity of the transaction in Common Stock, ownership, and transaction price). Company officers are subject to the special reporting requirements of Section 16 of the Securities and Exchange Act of 1934 and may request assistance through the Corporate Governance Manager with the filing of Section 16 reports with the Securities and Exchange Commission.

The Company normally releases an earnings report shortly after the end of each calendar quarter. The period commencing on the third business day after that release has been disseminated to the public and ending three weeks prior to the end of the next fiscal quarter is often a good time for employees to effect transactions in Commonwealth Common Stock because much of what had been Inside Information is disclosed in those releases. Alternatively, the Company has set a regular "blackout" periods during which employees should not effect transactions in Commonwealth Common Stock commencing three weeks prior to the end of any fiscal quarter and ending two business days after the quarterly earnings release. For informational purposes, a "black-out" calendar is posted on the Company's Intranet site. However, even if not within a "black-out" period, Company officers, managers and finance employees must pre-clear all transactions in Company Common Stock. The foregoing policies continue to apply during outside the "black-out" periods for any employee who still has Inside Information. If an employee is uncertain about the legal rules involving the purchase or sale of Commonwealth Common Stock or any securities in companies that you are familiar with by virtue of your work for the Company, you should consult with the Company's General Counsel before making any such purchase or sale.

In addition to the foregoing policies of general application, CII directors, officers and 10% stockholders are subject to the special reporting requirements and short-swing trading and short sale provisions of Section 16 of the Securities Exchange Act of 1934. These requirements and provisions are summarized in a memorandum which may be obtained from the Secretary of the Company.

XIII.    International Business

Employees shall comply fully with United States laws and regulations as well as all laws and regulations of the foreign countries in which the Company does business.

In particular, under the U.S. Foreign Corrupt Practices Act it is a crime for the Company or an officer, director, employee or agent of the Company to make any payment or promise to any foreign official, political party or official thereof or any candidate for foreign political office for the purpose of:

o influencing any act or decision by that official, party, party official or candidate in his or its official capacity, or inducing the foreign official, party, party official or candidate to do or omit to do any act in violation of his or its lawful duty; or

o inducing such foreign official, party, party official or candidate to use his or its influence with a foreign government to influence any act or decision of the foreign government for the purpose of obtaining or retaining business for the Company, or directing business to any person.

It is also a crime to make any payment or promise to any person while knowing that it will be used to make any such unlawful payment or promise. "Knowing" is defined to mean being aware that the person is engaging in such conduct, or being aware or having a firm belief that such circumstances exist or that such result is substantially certain to occur.

Employees are expected to require foreign agents or consultants acting in connection with the affairs of the Company to observe the same requirements that would apply to employees of the Company, whether or not the Company would be responsible for the activities of such foreign agents or consultants under the U.S. Foreign Corrupt Practices Act.

The provisions of the U.S. Foreign Corrupt Practices Act do not apply to any facilitating or expediting payment to a foreign official, political party or party official the purpose of which is to expedite or to secure the performance of a routine governmental action by a foreign official, political party or party official. Examples of routine governmental actions are issuing permits to do business in a country, processing visas or work orders, mail pick-up or delivery, scheduling inspections, providing phone service, loading and unloading goods and the like. Decisions to award new business or to continue business, or as to the terms of any such business, are not considered to be routine governmental actions.

XIV.     Litigation Authority

Authority to bring any litigation, arbitration or other legal proceeding on behalf of the Company may be given only by the President and Chief Executive Officer or his delegate.

Authority to retain legal counsel to conduct or defend any proposed, threatened or pending litigation, arbitration or other legal proceeding on behalf of the Company may be given only by the President and Chief Executive Officer, the General Counsel or their delegate.


XV.      Outside Activities of Employees

Officers and other employees are compensated for devoting their primary interests and energies to the accomplishment of their work for the Company. Outside activities, including those discussed below, must not conflict with the proper performance of their duties or involve any other conflicts of interest.

The President and Chief Executive Officer or his delegate should be consulted before any officer or other employee undertakes any outside activity that may require the devotion of a substantial amount of time during business hours.

Corporate Directorships

No officer or manager may serve as a director, trustee or general partner of any business enterprise not affiliated with the Company except with the prior approval of the Board of Directors of the Company. Because of the substantial amount of time and attention normally required to properly perform the duties incident to these positions, acceptance of them is discouraged and such approvals will be given only in special circumstances. In no case will approval be given unless the Board is satisfied that the Company will have no responsibility in respect thereof and that the position will not involve any conflict with the interests of the Company.

Political and Governmental Activities

Employees, as individuals, are encouraged to take part, on an entirely voluntary basis, in political and governmental affairs. Of course, the political party to which an employee belongs, his or her views on the candidates and issues and the extent of his or her financial support and activities are entirely matters of personal choice.

Some employees may wish to run for public office or to hold appointive public office. Because of the federal, state and local laws which may be applicable and other considerations, employees are expected to consult with the Secretary of the Company before undertaking any such activity.

Because of legal considerations, no employee may use Company funds, equipment, supplies or facilities for the purpose of supporting any political party or candidate for public office or in connection with his or her own candidacy.

Other Public Service Activities

In order to avoid any misunderstanding, the Company's letterhead is to be used only for correspondence on corporate business. It is not to be used, for example, for charitable solicitations or personal correspondence. Except as indicated above with respect to political and governmental activities, reasonable use may be made of corporate clerical facilities in connection with an individual officer's or employee's participation in public service and other outside activities. This assistance is provided as a convenience and in the interest of general efficiency, rather than as anything in the nature of contributions in support of, or opposition to, any particular causes, and of course it is assumed that the prior needs of the Company's business will be respected.

XVI.     Outside Ideas

When an unsolicited idea is submitted to the Company by an outsider, care must be taken to ensure that the outsider signs an understanding form (available from the Secretary of the Company) before the idea is disclosed to employees qualified to evaluate or use it.

The purpose of this policy is to avoid the risk or allegation of unauthorized use of another's proprietary rights or ideas.

Written submissions should be forwarded, without any review or evaluation or making any notations on the document, to the Secretary of the Company. A non-technical employee will return the material to the sender either with a rejection notice or with an understanding form and an appropriate explanation.

Outsiders calling in person should be advised that it is the Company's policy to accept no disclosure until the understanding form has been executed and that a copy of the understanding form may be obtained from the Secretary of the Company.

XVII.    Political Contributions, Positions and Activities

No political contributions may be made, directly or indirectly, on behalf of the Company to any federal election or issue campaign, or to any campaign in those States or other jurisdictions where the contributions would be unlawful.

Modest Company contributions may be made in appropriate cases where and in the manner permitted by law, but only with the prior approval of the President and Chief Executive Officer.

Because of legal considerations, no Company funds, equipment, supplies or facilities may be used for the purpose of supporting any political party or candidate for public office.

Entertainment and other acts of hospitality toward government or political officials should never compromise or appear to compromise the integrity or reputation of the official or the Company. When hospitality is extended it should be with the expectation that it will become a matter of public knowledge.

An action which presents, or may appear to present, the position of the Company with respect to any political or governmental matter may be taken only with the prior approval of the President and Chief Executive Officer and in conformity with any lobbying or other laws.

As a matter of policy, the Company will not voluntarily permit lists of employees or stockholders to be used in connection with political campaigns.

XVIII.   Records Management

The Legal Department has company-wide responsibility for developing, administering and coordinating the record management program, and issuing retention guidelines for specific types of documents. Records should be maintained to comply with applicable statutory, regulatory and contractual requirements, as well as to those pursuant to prudent business practices. Employees can contact Legal Division for specific information on record retention.

XIX.     Technology Developed During Course of Employment

All inventions, discoveries and improvements that an employee conceives or makes during the course of his or her employment relating to the Company's business or arising out of or resulting from such employment become the property of the Company. All exempt salaried employees are required to sign an agreement to this effect. The agreement also confirms the responsibility of employees to keep corporate information confidential.

XX.      Waiver of the Code

From time to time, the Company may waive some provisions of this Code of Conduct. Any employee, officer or director who believes that a waiver may be called for should contact the General Counsel. Any waiver of the Code of Conduct for executive officers or directors of the Company may be made only by the Audit Committee of the Company's Board of Directors, and must promptly be disclosed to shareholders.


Adopted:  October 29, 2002